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                                                                    EXHIBIT 10.2



May 10, 1999

Mr. Jim Kelly, Vice President & Controller
Jenny Craig International
11355 N. Torrey Pines Road
La Jolla, CA  92038

Dear Jim:

I am pleased to offer you, as part of your employment with Jenny Craig, a Severance Agreement (Agreement) as described below. This offer is being made to you in recognition of your service to the Company. Included in this letter are the conditions for receiving this severance payment should that become necessary. Please read this letter carefully before signing, keep the signed original and return a copy of same to Roberta Baade.

                                    AGREEMENT

1. Both you and the Company agree that this employment relationship is entirely "at-will." "At-will" means that you are free to resign from the Company at any time for any or no reason. Similarly, the Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you.

2. If your employment is terminated by the Company without cause, or by you within ninety (90) days following a change of control of the Company, upon receipt of a general release signed by you, you will receive a severance payment equal to your then current annual salary payable in twelve (12) equal monthly installments. Further, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of your duties, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business. If employment is terminated "for cause," then all compensation, benefits and rights under the agreement, including the right to severance, will terminate.

3. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which related to the operations, business or affairs of the Company.


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4.  You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or otherwise retained by the Company; or (b) induce any person ro entity to leave his or her employment with the Company, terminate an independent contractor relationship with the Company or terminate or reduce any contractual relationship with the Company.

5. Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California or any successor thereto, subject to such modification as may be directed by the arbitrator. The award of the arbitrator(s) shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. This arbitration agreement includes, but is not limited to, any claim based on state or federal laws regarding: age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination or non-retaliation laws, including, without limitation, Title VII, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, all as amended. You and the Company understand and agree that they are both waiving any right to a jury trial based on these claims. The arbitrator(s) cannot have the power to modify any of the provisions of the agreement.

6. Should any provision of this agreement be declared or be determined by an arbitrator or any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

7. This agreement does not restrict the Company's right to pursue claims and obtain injunctive relief and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction.

Jim, this offer is being made to you in recognition of the contributions you have made and will continue to make at Jenny Craig.

Regards,


/s/ PHILIP VOLUCK

Phil Voluck
President and Chief Operating Officer


ACCEPTED AND AGREED: JIM KELLY


/s/ JAMES S. KELLY            6/4/99
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Signature                     Date
cc:     Roberta Baade